Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of [ ] (this “Agreement”), is made and entered into by and between Thoughtful Media Group Incorporated, a Nevada corporation (the “Company”), and Xue Li Heng, an adult individual (the “Executive”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 11.

RECITALS

WHEREAS, subject to the terms and conditions hereinafter set forth, Company wishes to enter into an employment agreement with the Executive as Chief Financial Officer and Executive wishes to enter into an employment contract with the Company for further employment by Company as its Chief Financial Officer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Employment. Subject to the terms and conditions set forth in this Agreement, Company hereby offers, and Executive hereby accepts continued employment with Company, as of the date first above written (the “Start Date”).

2. Term. Subject to Section 5, Executive’s employment under the terms of this Agreement be for a period (the “Term”) commencing on the Start Date and continuing until the fifth (5th) anniversary of the Start Date (the “Term End Date”), provided, however, that unless a party has given the other party written notice at least ninety (90) days prior to the Term End Date (or any anniversary of the Term End Date) that such party does not agree to renew this Agreement, the term of this Agreement and the Term shall be deemed renewed for a term ending one (1) year subsequent to the Term End Date (or anniversary of the Term End Date). The parties may terminate this Agreement and Executive’s employment hereunder during the Term in accordance with, and subject to the provisions of, Section 5.

3. Capacity and Performance.

(a) During the Term, the Executive shall be employed by Company as its Chief Financial Officer. Executive shall perform such duties and responsibilities as directed by the Chief Executive Officer consistent with Executive’s position on behalf of Company.

(b) Executive shall devote all of his necessary and required attention, skill, and best efforts to the performance of his duties under this Agreement during the Term of Employment, and shall not perform any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of a noncompeting for-profit business and one or more charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c) Executive’s employment with Company shall be exclusive with respect to the Business of Company. Accordingly, during the Term, Executive shall devote Executive’s necessary business time and Executive’s best efforts, business judgment, skill and knowledge to the advancement of the business and interests of Company and the discharge of Executive’s duties and responsibilities hereunder, except for permitted vacation (and other paid time off) periods, reasonable periods of illness or incapacity, and reasonable and customary time spent on civic, charitable and religious activities, in each case such activities shall not interfere in any material respect with Executive’s duties and responsibilities hereunder.

(d) During the Term, the Executive will report directly to the Chief Executive Officer.

(e) Executive shall be employed to perform his duties under this Agreement at any location or locations as may be mutually agreeable between the Executive and Company (including reasonable provisions during the COVID-19 national public health emergency).

4. Compensation and Benefits.

(a) Base Salary. For services performed by Executive under this Agreement, Company shall pay Executive an annual base salary during the Term at the rate of $ [ ] per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executives of Company (the “Base Salary”). During the Term, the Base Salary shall be reviewed by the Remuneration Committee and/or the Board of Directors (the “Board”) each year, and the Board may, from time to time, increase such Base Salary and any reference to “Base Salary” herein shall refer to such Base Salary, as increased.

(b) Annual Cash Bonus. For each fiscal year of the Company during the Term and at the discretion of the Board and/or Remuneration Committee, the Company shall afford Executive the opportunity to earn an incentive bonus (“Bonus”) as described in this Section 4(b). The aggregate target Bonus payable to Executive under such program(s) shall equal a minimum of [ ] of the Base Salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Remuneration Committee of the Board in its discretion). The amount of the Bonus will be determined by certification by the Board that the applicable goals have been achieved, and the Board shall promptly provide such certification following achievement of the applicable goals. The amount payable under this Section 4(b) shall be paid by the seventh (7th) day following the approval of the annual audited financial statements by the Board or its audit committee, as applicable, for the calendar year in which the Bonus is earned or if later, the fifteenth day of the third month following the end of the Company’s fiscal year in which the Bonus is earned.

(c) Equity Award. The Executive shall be issued [ ] incentive stock options with an exercise price equal to the closing market price of the Company’s common stock as of the date of this Agreement.

(d) Annual Equity Awards. In addition to Section 4(c), for each fiscal year of the Company during the Term, Executive shall be entitled to participate in all long-term incentive plans (including any equity incentive plan) sponsored by the Company either now or in the future, on terms and conditions similar to those applicable to other executive officers of the Company generally. The amount and terms of the long-term incentive awards awarded to the Executive shall be set by the Remuneration Committee in its discretion after consultation with a compensation consultant, if any, retained by the Remuneration Committee.

(e) Other Executive Benefits. During the Term, the Executive shall be entitled to participate in all Executive benefit plans from time to time generally in effect for Company’s Executives (collectively, “Benefit Plans”). Such participation and receipt of benefits under any such Benefit Plans shall be on the same terms (including cost-sharing between Company and Executive) as are applicable to other Company Executives and shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Company may alter, modify, add to or delete the Benefit Plans in a manner nondiscriminatory to Executive at any time in accordance with applicable plan rules

(f) Vacation. The Executive shall be entitled to an annual vacation of twenty ( ) days per full calendar year of his employment with the Company hereunder plus all national holidays in Singapore. The Executive shall not be paid for any unused vacation.

(g) Business and Travel Expenses. Company shall pay or reimburse Executive for all reasonable, customary and necessary business expenses (including cell phone, travel, lodging, and entertainment expenses) which are correctly documented and incurred or paid by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the rules, regulations, and procedures of Company and in effect from time to time.

5. Termination of Employment; Severance Benefits. Notwithstanding the provisions of Section 2, the Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. If Executive’s dies during the Term, Executive’s employment hereunder shall immediately and automatically terminate.

(b) Disability.

(i) Company may terminate Executive’s employment hereunder due to Executive’s Disability during the Term by giving Executive thirty (30) days’ written notice of its intent to terminate, but in no event shall such termination be effective prior to the expiration of the time periods in the definition of “Disability.”

(ii) In the event of such termination for Disability, Executive will receive Executive’s Final Compensation. Company shall have no further obligation hereunder to Executive upon termination of Executive’s employment under this Section 5(b), including, specifically, that the provisions of Section 5(d) shall not apply.

(iii) If any question arises as to whether during any period Executive has a Disability as defined herein, Executive may, and at the request of Company shall, submit to a medical examination by a qualified, unbiased physician selected by Company and reasonably acceptable to Executive or Executive’s duly appointed guardian, if any, to determine whether Executive has a Disability, and such determination shall for the purposes of this Agreement be conclusive of the issue.

(c) By Company for Cause. Company may terminate Executive’s employment hereunder for Cause, as defined in Section 11, at any time upon notice to Executive setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of Executive’s employment hereunder for Cause, Executive will receive Executive’s Final Compensation. Except as provided herein, Company will have no further obligation to Executive upon termination of Executive’s employment under this Section 5(c). Any notice of termination of Executive’s employment hereunder for Cause, or any notice to Executive regarding any event, condition or circumstance that, if not cured, if applicable, in accordance with the above, could give rise to a termination of Executive’s employment hereunder for Cause, shall set forth in detail the applicable event(s), condition(s) or circumstance(s) constituting reason(s) or potential reason(s) for such termination hereunder.

(d) By Company Other than for Cause or by Executive for Good Reason. Company may terminate Executive’s employment hereunder other than for Cause at any time upon thirty (30) days’ written notice to Executive and Executive may terminate Executive’s employment hereunder for Good Reason at any time upon thirty (30) days’ written notice to Company. In the event of a termination of Executive’s employment under this Section 5(d), in addition to the Final Compensation, Executive shall receive continuation of Executive’s Base Salary, at the rate in effect as of the date immediately preceding the date of termination, until the earlier of (x) the Term End Date and (y) the first anniversary of the date of termination (provided, however if the date of termination is after the first anniversary of the Start Date, the period pursuant to this subsection (y) shall be eighteen (18) months after the date of termination), payable in accordance with the Company’s regular payroll practices, less applicable withholdings, commencing at the conclusion of the period set forth in this Section 5(d), provided that the first installment of such payments shall include all amounts which would have been paid during the period between Executive’s date of termination and the date of such first installment.

(e) By Executive Other than for Good Reason. Executive may terminate Executive’s employment hereunder other than for Good Reason upon thirty (30) days’ written notice to Company; provided, that Company may, in its sole and absolute discretion, by written notice accelerate such date of termination. In the event of a termination of Executive’s employment under this Section 5(e), Executive will receive the Final Compensation. Company shall have no further obligation hereunder to Executive upon termination of Executive’s employment under this Section 5(e).

6. Effect of Termination.

(a) Upon termination of Executive’s employment hereunder and subject to the provisions of Section 5, Company’s entire obligation to Executive shall be payment of Final Compensation.

(b) In connection with cessation of Executive’s service as Chief Financial Officer of Company for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Group. Executive hereby agrees that no further action is required by Executive or any of the preceding to make the transitions and resignations provided for in this paragraph effective, but Executive nonetheless agrees to execute any documentation Company reasonably requests at the time to confirm it and to not reassume any such service or position without the written consent of Company.

(c) The provisions of this Section 6 shall apply to any termination of employment. Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of Executive under Sections 7, 9 and 10.

(e) Any termination of Executive’s employment with Company under this Agreement shall automatically be deemed to be simultaneous resignation of all other positions and titles (including any director positions) that Executive holds with Company and any Affiliate or subsidiary thereof. This Section 6(e) shall constitute a resignation notice for such purposes.

(f) Upon termination of the Executive’s employment or upon the Company’s request at any other time, the Executive will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Intellectual Property or Confidential Information and certify in writing that the Executive has fully complied with the foregoing obligation. The Executive agrees that the Executive will not copy, delete, or alter any information contained upon any Company computer or Company equipment before the Executive returns it to the Company. In addition, if the Executive has used any personal computer, server, or email system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, the Executive agrees to provide the Company with a computer-usable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and the Executive agrees to provide the Company access to the Executive’s system as reasonably requested to verify that the necessary copying and/or deletion is completed.

7. Confidential Information.

(a) Executive acknowledges that Company continually develops Confidential Information, that Executive may develop Confidential Information for Company and that Executive may learn of Confidential Information during the course of employment with Company. Executive will comply with the policies and procedures of Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law, regulation or process or for the proper performance of Executive’s duties and responsibilities to Company, any Confidential Information obtained by Executive incident to Executive’s employment or other association with Company. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.

(b) Notwithstanding anything contained in this Section 7 to the contrary, nothing contained herein shall prevent Executive from disclosing any Confidential Information required by law, subpoena, court order or other legal process to be disclosed; provided, that, Executive shall give prompt written notice to Company of such requirement, disclose no more information than is so required and cooperate, at Company’s cost and expense, with any attempt by Company to obtain a protective order or similar treatment with respect to such information.

(c) Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:

(i) Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(ii) if Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law Executive may disclose the employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8. Assignment of Rights to Intellectual Property. Executive shall promptly and fully disclose to Company all Intellectual Property developed for the benefit of Company in the course of Executive’s employment by Company. Executive hereby assigns and agrees to assign to Company (or as otherwise directed by Company) Executive’s full right, title and interest in and to all such Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by Company (at Company’s expense) to assign to Company the Intellectual Property developed for the benefit of Company in the course of Executive’s employment by Company and to permit Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge Company for time spent in complying with these obligations. All copyrightable works that Executive creates developed for the benefit of Company in the course of Executive’s employment by Company shall be considered “work made for hire.”

9. Restricted Activities. Executive agrees that the restrictions on Executive’s activities during and after Executive’s employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of Company and its successors and assigns:

(a) During the term of this Agreement and during the Restricted Period following termination of employment, Executive will not, without the prior written consent of Company, directly or indirectly, and whether as principal or investor or as an Executive, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in any country in which the Company conducted business during the Term; provided, however, that the provisions of this Section 9 shall apply solely to those activities of a Competing Business which are congruent with those activities with which Executive was personally involved or for which Executive was responsible while employed by Company or its subsidiaries during the twelve (12) month period preceding termination of Executive’s employment. This Section 9 will not be violated, however, by Executive’s investment of up to $100,000 in the aggregate in one or more publicly-traded companies that engage in a Competing Business. “Competing Business” means a business or enterprise (other than Company or its subsidiaries) engaged in online commerce or advertising in Southeast Asia and any other business directly competing with the business of the Company as currently conducted or otherwise conducted by the Company during the Term. “Restricted Period” means twelve (12) months.

(b) During the Term of this Agreement and during the Restricted Period (as defined above), Executive will not engage in any Wrongful Solicitation. A “Wrongful Solicitation” shall be deemed to occur when Executive directly or indirectly (except in the course of Executive’s employment with Company), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of Company or any of its subsidiaries, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of Company or any of its subsidiaries, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, an Executive, officer, representative or agent of Company or any of its subsidiaries, or solicits, induces, or attempts to solicit or induce any Person who is an Executive, officer, representative or agent of Company or any of its subsidiaries to leave the employ of Company or any of its subsidiaries, or violate the terms of their contract, or any employment agreement, with it.

(c) It is expressly understood and agreed that although Executive and Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as the court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) It is expressly understood by Executive that in the event of a violation of any period specified in this Section 9, such period shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

(e) Notwithstanding anything contained in this Section 9, Executive’s service pursuant to Section 3(f) shall not constitute a breach of this Section 9.

10. Enforcement of Covenants. Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Sections 7, 8 and 9. Executive agrees that these restraints are necessary for the reasonable and proper protection of Company and its successors and assigns and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were Executive to breach any of the covenants contained in Sections 7, 8 and 9, the damage to Company would be irreparable. Executive therefore agrees that Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of the covenants herein, without any requirement to post a bond or similar security. The parties further agree that, in the event that any provision of Sections 7, 8 or 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “$” refers to U.S. Dollars.

(b) “Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to either (i) direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (ii) vote at least fifty percent (50%) or more of the securities having voting power for the election of a majority of the directors (or Persons performing similar functions) of such Person.

(c) “Board” shall have the meaning in Section 4(a).

(d) “Cause” means if Executive is discharged by Company on account of the occurrence of one or more of the following events:

(i) Executive’s continued refusal or failure to perform (other than by reason of Disability) Executive’s material duties and responsibilities to Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Executive, or Executive’s continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Executive;

(ii) a material breach of this Agreement (other than Sections 7, 8 and 9) by Executive that, if capable of being cured, is not cured within thirty (30) days following written notice of such breach by Company to Executive;

(iii) an intentional and material breach of Sections 7, 8 and 9 hereof by Executive;

(iv) willful, grossly negligent or unlawful misconduct by Executive which causes material harm to Company or its reputation;

(v) any conduct engaged in by Executive that is materially detrimental to the business or reputation of Company as determined by the Board in good faith using its reasonable business judgment that is not cured within thirty (30) days following written notice from Company to Executive;

(vi) Company is directed in writing by regulatory or governmental authorities to terminate the employment of Executive or Executive engages in activities that (i) are not approved or authorized by the Board, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Company; or

(vii) a conviction, plea of guilty, or plea of nolo contendere by Executive, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Executive’s fiduciary duties with respect to Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company” has the meaning ascribed to it in the preamble of this Agreement.

(g) “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(h) “Confidential Information” means any and all nonpublic information of Company. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of Company, (ii) the Services, (iii) the costs, sources of supply, financial performance and strategic and/or business plans of Company, (iv) the identity and special needs of the customers and prospective customers of Company, and (v) the people and organizations with whom Company has business relationships and those relationships. Confidential Information also includes any information that Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, “Confidential Information” does not include (x) any information that is or becomes generally known to the industry or the public through no wrongful act of Executive or any representative of Executive and (y) any information that is made legitimately available to Executive by a third party without breach of any confidentiality obligation.

(i) “Disability” means Executive’s inability, due to any illness, injury, accident or condition of either a physical or psychological nature, to substantially perform Executive’s duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or for any one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days, exclusive of any leave Executive may take under the Family and Medical Leave Act, 29 U.S.C. § 12101 et seq. (“FMLA”) or as a reasonable accommodation under the Americans with Disabilities Act, 29 U.S.C. § 2601 et seq. (“ADA”).

(j) “Final Compensation” means the amount equal to the sum of (i) the Base Salary earned but not paid through the date of termination of employment, payable not later than the next scheduled payroll date, (ii) any business and related expenses and allowances incurred by Executive or to which Executive is entitled under Section 4(g) but unreimbursed on the date of termination of employment; provided that with respect to business expenses unreimbursed under Section 4(g), such expenses and required substantiation and documentation are submitted within one hundred eighty (180) days of termination in the case of termination on account of Executive’s death, or thirty (30) days on account of termination for any reason other than death, and that such expenses are reimbursable under Company’s applicable reimbursement policy, and (iii) any other supplemental compensation, insurance, retirement or other benefits due and payable or otherwise required to be provided under Section 4 in accordance with the terms and conditions of the applicable plan or agreement.

(k) “Good Reason” means, without Executive’s express written consent, (i) a material reduction in the Base Salary, then in effect, except a material diminution generally affecting the members of the Company’s management, (ii) a material reduction in job title, position or responsibility or (iii) a material breach of any term or condition contained in this Agreement, or (iv) a relocation of Executive’s principal worksite that is not in Singapore. However, none of the foregoing events or conditions will constitute “Good Reason” unless (i) Executive provides Company with written notice of the existence of Good Reason within ninety (90) days following the occurrence thereof, (ii) Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (iii) Executive resigns Executive’s employment within thirty (30) days following the expiration of that cure period.

(l) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate to either the Services or any prospective activity of Company or that make use of Confidential Information or any of the equipment or facilities of Company.

(m) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than Company.

(n) “Remuneration Committee” shall mean the committee of the Board designated to make remuneration decisions relating to senior executive officers of the Company.

(o) “Sale of Company” means the sale of Company to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) equity interests possessing the voting power under normal circumstances to elect a majority of the Board of Directors or similar governing body of Company (whether by merger, consolidation or sale or transfer of such equity interests), or (ii) all or substantially all of Company’s assets determined on a consolidated basis.

(p) “Services” means all services planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by Company, together with all products provided or planned by Company, during Executive’s employment.

12. Withholding. All payments made by Company under this Agreement may be reduced by any tax or other amounts required to be withheld by Company under applicable law or by any amounts authorized in writing by Executive.

13. Assignment. Neither Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Company may assign its rights and obligations under this Agreement without the consent of Executive in the event of a Sale of Company. This Agreement shall inure to the benefit of and be binding upon Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14. Compliance with Code Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, Executive’s employment will be deemed to have terminated on the date of Executive “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Company.

(b) It is intended that this Agreement will comply with Section 409A of the Code, and any regulations and guideline issued thereunder (“Section 409A”) to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 14 shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

(c) For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

(d) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a “specified Executive” (as defined under Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

This Section 14(d) should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder (or any portion thereof).

15. Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any Person which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents that, during the Executive’s employment with the Company, the Executive shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.

16. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor• to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17. Indemnification. Company will indemnify Executive to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out-of-pocket attorneys’ fees) incurred or paid by Executive in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or Executive of, Company, or any subsidiary of Company. Any fees or other necessary expenses incurred by Executive in defending any such action, suit, investigation or proceeding shall be paid by Company in advance, subject to Company’s right to seek repayment from Executive if a determination is made that Executive was not entitled to indemnification.

18. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Survival. Sections 7 through 30 shall survive and continue in full force in accordance with their terms notwithstanding the termination of Executive’s employment (and hence the Term of this Agreement) for any reason.

21. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in Person, with respect to notices delivered personally, or upon confirmed receipt when delivered by facsimile or deposited with a reputable, nationally recognized overnight courier service and addressed or faxed to Executive at Executive’s last known address on the books of Company or, in the case of Company, at its principal place of business, attention: Secretary, Board of Directors.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties (including with respect to Company, its successors and assigns) with respect to Executive’s employment and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment.

23. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of Company.

24. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such party, and such electronic copy shall constitute an enforceable original document. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

26. Additional Obligations. Without implication that the contrary would otherwise be true, Executive’s obligations under Sections 7 through 10 are in addition to, and not in limitation of, any obligations that Executive may have under applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, slander, libel, conversion, misappropriation and fraud).

27. Confidentiality. The parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the Term and thereafter, Executive shall not disclose any terms of this Agreement to any Person or entity without the prior written consent of Company, with the exception of Executive’s tax, legal or accounting advisors or for legitimate business purposes of Executive, or as otherwise required by law.

28. No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

29. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Nevada.

30. WAIVER OF JURY TRIAL. EXECUTIVE AND COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO.

31. Conditions. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role and with references, the Executive is providing consent to the Company or its agent, to performs such checks and contact the references the Executive provided to the Company.

32. Independent Legal Counsel. By signing below, the Executive hereby acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.

33. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by Company (by its duly authorized representative) and by Executive, as of the date first above written.

THOUGHTFUL MEDIA GROUP INCORPORATED

By:

Name:

Title: Chief Executive Officer

EXECUTIVE:

Xue Li Heng

By:

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EXHIBIT A

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in that certain Employment Agreement, dated as of October [*], 2024 (the “Agreement”), between me and Thoughtful Media Group Incorporated (the “Company”), or under any severance pay plan applicable to me, which benefits are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge Company and any of its subsidiaries and Affiliates (as that term is defined in Section 11 of the Agreement) and all of their respective past, present and future officers, directors, trustees, equity holders, Executives, agents, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released Parties”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by Company or any of its Affiliates or the termination of that employment, including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Worker Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; Executive Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Orders; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Company; or any claim for wrongful discharge, breach of contract, intentional infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as “Claims”), other than (i) the right to payment of any vested or accrued benefits under any supplemental compensation, insurance, retirement and/or other benefit plan or agreement applicable to Executive, (ii) the right to payment of any amounts owed to me by Company pursuant to Section 5 of the Agreement, (iii) any rights under applicable workers compensation or unemployment compensation laws, (iv) any rights that survive termination of my employment pursuant to an option grant agreement or certificate to purchase Company’s (or an Affiliate’s) capital stock, (v) any rights with respect to Company’s (or an Affiliate’s) capital stock owned by Executive or (vi) any rights to indemnification under the Agreement, Company’s by-laws or any other applicable law.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as Company may specify) from the later of the date my employment with Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other Person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I represent that I have not filed against the Released Parties any complaints, charges, or lawsuits arising out of my employment, or any other matter arising on or prior to the date of this Release of Claims, and covenant and agree that I will never individually or with any Person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by me pursuant to this Release of Claims.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Secretary, Board of Directors of Company (or such other Person as Company may specify by notice to me given in accordance with the Agreement) and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name:	Xue Li Heng

Date	[ ], 2024

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